UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ETSY, INC.

(Name of registrant as specified in its charter)

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NOTICE OF 2018 Annual Meeting of Stockholders and Proxy Statement

117 Adams Street

Brooklyn, NY 11201

April 20, 2018

To our stockholders:

I was honored to join Etsy as President and CEO in May 2017. It has been a year of significant transformation and progress for Etsy, and we are proud that our efforts have resulted in improved performance.

I am pleased to invite you to attend Etsy, Inc.’s 2018 Annual Meeting of Stockholders to be held on Thursday, June 7, 2018 at 9:00 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.

By hosting our meeting virtually, we are able to expand access, improve communication, and lower costs. This approach also enables participation from our global community and aligns with our broader sustainability goals.

Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 2 of the proxy statement.

On behalf of the Board of Directors and the management team, thank you for your ongoing support of, and continued interest in Etsy.

Sincerely,

Josh Silverman

President, CEO & Director

Notice of 2018 Annual Meeting of Stockholders
Date: June 7, 2018 Time: 9:00 a.m. Eastern Time Place: ETSY.onlineshareholdermeeting.com Record Date: April 12, 2018

Meeting Agenda:

•   Elect Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors to serve until our 2021 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from the Board of Directors;

•   Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•   Consider an advisory vote to approve executive compensation; and

•   Transact any other business that may properly come before the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Jill Simeone

General Counsel and Secretary

April 20, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on June 7, 2018: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com.

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Proxy Statement Summary*

About Etsy

Etsy is the global marketplace for unique and creative goods. We connect creative entrepreneurs with thoughtful consumers looking for items made by real people. Our mission is to “Keep Commerce Human” and we’re committed to using the power of business to strengthen communities and empower people.

As of December 31, 2017, our marketplace connected 1.9 million active Etsy sellers and 33.4 million active Etsy buyers, in nearly every country in the world. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer a wide range of Seller Services and tools that are specifically designed to help creative entrepreneurs start, manage, and scale their businesses.

2017 Business Highlights

2017 was a transformational year for Etsy. In May 2017, we appointed Josh Silverman as our Chief Executive Officer and Rachel Glaser as our Chief Financial Officer, and in July 2017, we appointed Mike Fisher as our Chief Technology Officer. Jill Simeone joined as our General Counsel in January 2017. Since joining us, our new management team has sought to sharpen our focus on key initiatives and realign our internal resources to pursue the highest growth opportunities in order to deliver value to our stakeholders. Our new management team identified and began implementing a new business strategy and began executing on the four key initiatives that we believe will help Etsy and our sellers succeed.

*	This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting.

2017 Operational and Financial Highlights

With this greater focus on our four key initiatives, we increased the pace of our product experiments and the rate at which we are going from idea, to experiment, to test, to launch. These actions collectively enabled us to achieve the following 2017 results:

•  Gross merchandise sales (“GMS”) grew by 14.5% year-over-year to $3.25 billion, up from $2.84 billion in 2016, with 33.0% of sales involving a buyer and/or seller outside of the U.S. We accelerated GMS growth for the third and fourth quarter of 2017 and delivered our first-ever billion dollar quarter of GMS in the fourth quarter of 2017, following a strong holiday season.

•  Revenue rose by 20.9% year-over-year to a total of $441.2 million, compared to $365.0 million in 2016, led by Seller Services revenue growth of 28.7%.

•  Our active seller community grew to 1.9 million (up about 11% from 2016) and our active buyer community grew to 33.4 million (up about 17% from 2016).

•  Net income was $81.8 million compared with a net loss of $29.9 million in 2016.

•  Non-GAAP Adjusted EBITDA* was $80.0 million, representing an increase of 40.1% year-over-year, compared to $57.1 million in 2016. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 18.1%, compared to 15.7% in 2016.

*	See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

Our Impact Strategy

Etsy’s impact strategy focuses on leveraging Etsy’s core business to generate value for our community and stakeholders through positive economic, social, and environmental efforts. We believe that aligning our impact strategy with our core business will lead to positive outcomes. We aim to create more economic opportunity for sellers, greater diversity in our workforce and build long-term resilience by reducing our carbon footprint. We believe that consumers are demanding more of the businesses they support and that the companies best positioned to succeed will build win-win solutions that are good for people, the planet, and profit. The alignment of our mission, values, and impact strategy alongside our business strategy is critical to growing sustainably and positioning us for continued success.

For 2018, we have set key performance indicators (“KPIs”) in order to measure our impact progress.

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OVERARCHING GOAL	Economic Impact	Social Impact	Ecological Impact
	Make creative entrepreneurship a path to economic security and personal empowerment	Enable equitable access to the opportunities we create	Build long-term resilience by eliminating our carbon impacts and fostering responsible resource use

KEY INITIATIVES

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Ensure the economic opportunities Etsy creates meaningfully benefit across a broad swath of our seller community

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Foster economic security and personal empowerment for creative entrepreneurs through charitable and in-kind contributions

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Advance public policies that increase economic security and reduce administrative burdens for creative entrepreneurs

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Meaningfully increase representation of underrepresented groups and ensure equity in Etsy’s workforce

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Build a diverse, equitable, and sustainable supply chain to support our operations and bring value to both Etsy and our vendors

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Increase the presence of underrepresented populations within the Etsy seller community

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Utilize and source energy responsibly so that we can power our operations with 100% renewable electricity by 2020 and reduce the intensity of our energy use by 25% by 2025

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In 2018, develop a plan and set a goal to mitigate the carbon impacts of our marketplace that aligns with business growth

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Run zero waste operations by 2020

2018 KPI	Increase the number of sellers whose sales on Etsy serve as a meaningful source of personal income	Interview at least two candidates from underrepresented backgrounds for each role filled	Reduce the carbon dioxide emissions generated from our offices by at least 5% in 2018 compared to 2016

Leadership and Corporate Governance

Executive Team

We believe that we have built a highly qualified and effective executive team. Each person brings fresh perspectives and deep expertise to their particular roles. We’re proud that 60% of our team identifies as women.

Our executive officers are:

•  Chief Executive Officer, Josh Silverman, leading Etsy in its growth and strategic direction

•  Chief Financial Officer, Rachel Glaser, overseeing our global financial operations

•  Chief Technology Officer, Mike Fisher, leading our engineering team

•  Chief Operating Officer, Linda Kozlowski, overseeing our markets and seller services organizations

•  General Counsel and Secretary, Jill Simeone, leading our legal, policy, and advocacy teams

Director Nominees and Continuing Directors The following table provides summary information about each director nominee and continuing director. See pages 6 to 20 for more information.

Name	Age	Etsy Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance
Nominees for election at the 2018 Annual Meeting (Class III)

Gary S. Briggs	55	2018	Yes

Edith W. Cooper	56	2018	Yes

Melissa Reiff	63	2015	Yes

Nominees for election at the 2019 Annual Meeting (Class I)

Jonathan D. Klein	57	2011	Yes

Margaret M. Smyth	54	2016	Yes

Nominees for election at the 2020 Annual Meeting (Class II)

M. Michele Burns	60	2014	Yes

Josh Silverman	49	2016	No

Fred Wilson (Board Chair)	56	2007	Yes

Chair
Member
Financial Expert

Director Dashboard

Corporate Governance Strengths

We believe that effective corporate governance is not one-size-fits-all. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our stockholders.

Our corporate governance practices include:

•  Independent Board Chair

•  Except for our CEO, all directors on the Board are independent

•  100% independent Committee members

•  Regular executive sessions of independent directors

•  A Board that is comprised of sophisticated and fully engaged directors with different areas of relevant expertise, including two new directors with expertise in marketing and human resources who joined our Board in 2018 and who bring fresh perspectives to our business and operations

•  Active role in risk management oversight

•  Annual Board and Committee self-evaluations overseen by the lead independent director and Nominating and Corporate Governance Committee

•  Robust code of conduct applicable to directors, officers, and employees

•  Periodic reviews of our corporate governance structure, including committee charters, corporate governance guidelines, and code of conduct, to ensure they are typical and appropriate for a company of our stage of development and market size

•  Rigorous CEO evaluation process

•  Independent director oversight of executive succession planning

•  Strict policy of no pledging or hedging of Etsy shares for current employees and directors

Shareholder Engagement

We maintain active, year-round engagement with the Etsy community—we regularly meet with our stockholders and other key constituents like Etsy sellers. In 2017, we held over 430 meetings with our stockholders who, in the aggregate, held over 45% of our outstanding shares. We discussed a variety of topics, including but not limited to, our financial performance, our business and growth strategy, corporate governance practices, and executive compensation matters. Our discussions with investors have been productive and informative and have provided valuable feedback to our Board to help ensure that its decisions are aligned with stockholder objectives.

Executive Compensation

In light of the substantial changes in our management team and the changes flowing from our business transformation, our compensation program in 2017 reflected our company’s challenging and changing circumstances. The Committee was largely guided by the need to recruit and hire the appropriate individuals at our most critical senior leadership positions and to ensure the retention and continued service of the remaining senior executive officers. In filling each of the executive positions in 2017, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. For a detailed discussion of our executive compensation program, please see the section titled “Executive Compensation—Compensation Discussion and Analysis”.

We maintain the following practices that we believe help support the effectiveness of our executive compensation program.

What We Do	What We Don’t Do

✓ We maintain a fully (100%) independent Compensation Committee	× We do not provide our executive officers with guaranteed annual base salary increases

✓ We retain an independent compensation advisor who performs no other services for us	× We do not provide excessive perquisites

✓ Our Compensation Committee conducts an annual executive compensation review, including a review of its compensation peer group and a compensation-related risk assessment	× We do not offer defined benefit retirement programs

✓ We use variable pay, including long-term equity awards, as a substantial portion of our executive officers’ target total direct compensation opportunity	× We do not offer change-in-control excise tax payments or “gross-ups”

✓ Our executive officers are employed “at will”	× We do not permit hedging or pledging of our equity securities by current employees or directors

× We do not permit stock option exchanges or re-pricings without stockholder approval

Voting and Meeting Information

What is the purpose of this proxy statement?

We are sending you this proxy statement because the Board of Directors of Etsy, Inc. (which we refer to as “Etsy,” “we,” “us,” or “our”) is inviting you to vote (by soliciting your proxy) at our 2018 Annual Meeting of Stockholders, which will take place online on June 7, 2018 at 9:00 a.m. Eastern Time. You can attend the Annual Meeting by visiting ETSY.onlineshareholdermeeting.com, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, and aligns with our broader sustainability goals.

This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 20, 2018.

The Notice contains instructions on how to:

•	access and view the proxy materials over the internet;

•	vote; and

•	request a paper or e-mail copy of the proxy materials.

In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on:

•  The election of Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors to serve until the 2021 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board;

•  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•  An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote.

Etsy	2018 Proxy Statement	1

How does the Board recommend that I vote?

Our Board recommends that you vote:

•  “FOR” the election of Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors;

•  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•  “FOR” the approval, on an advisory basis, of executive compensation.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on April 12, 2018, the record date, are entitled to vote. On the record date, there were approximately 119,908,305 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

How do I vote?

If on April 12, 2018 your Etsy shares were registered directly in you name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting by webcast.

If you choose to vote by proxy, you may do so:

By Internet You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card;

By Telephone You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card;

By Mail You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail); or
By Smartphone or Tablet Scan this QR code:

Even if you plan to attend the virtual Annual Meeting at ETSY.onlineshareholdermeeting.com (following the instructions below), we recommend that you submit your proxy in advance via one of the methods above. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend the Annual Meeting.

If on April 12, 2018 your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

2	2018 Proxy Statement	Etsy

How can I attend the Annual Meeting?

You can attend the virtual Annual Meeting by visiting ETSY.onlineshareholdermeeting.com. To participate in the virtual Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time on June 7, 2018. We encourage you to access the meeting website prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. You will be able to ask questions and vote your shares electronically at the virtual Annual Meeting by following the instructions on the website.

What is the deadline for voting?

If you are a shareholder of record, your ability to vote by internet or telephone will end at 11:59 p.m. Eastern Time on June 6, 2018. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on June 7, 2018.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.

What if I return a proxy card but do not make specific choices?

If you submit a proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.

Can I change my vote or revoke my proxy?

Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 7, 2018 by:

•  providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);

•  attending and voting at the virtual Annual Meeting; or

•  by providing written notice to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.

If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.

Etsy	2018 Proxy Statement	3

How many votes are required to approve each proposal?

Proposal	Vote Required to Approval	Effect of Abstentions	Effect of Broker Non-Votes*

Election of Directors	Each director is elected by a plurality of the votes cast. The director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine”

Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine”

Advisory vote on say on pay	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine”

*	A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, trustee, or nominee does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1 and No. 3, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.

What happens if I do not vote?

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or online during the meeting, your shares will not be voted.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. See “How many votes are required to approve each proposal?” for more information.

4	2018 Proxy Statement	Etsy

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the shares entitled to vote must be present, either during the Annual Meeting or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.

Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.

Who pays for the proxy solicitation expenses?

We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Saratoga Proxy Consulting, LLC at a fee estimated to be approximately $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.

How do I obtain a separate set of proxy materials or request a single set for my household?

We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1(866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1(347) 382-7582. We will strive to promptly address your request.

Etsy	2018 Proxy Statement	5

Proposal No. 1

Election of Directors

Our Board has eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors are standing for election, each for a three-year term.

The Board has nominated Gary S. Briggs, Edith W. Cooper, and Melissa Reiff for election as Class III directors at the Annual Meeting.

Each director is elected by a plurality of the votes cast. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2021 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board. For information about the nominees and each director whose term is continuing after the Annual Meeting, please see “Information Regarding Director Nominees and Current Directors.”

The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

The Board of Directors recommends a vote “FOR” each of the director nominees named above.

6	2018 Proxy Statement	Etsy

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.

Name	Age	Etsy Director Since	Independent	Committee Membership
Nominees for election at the 2018 Annual Meeting (Class III)
Gary S. Briggs	55	2018	Yes	Compensation Committee
Edith W. Cooper	56	2018	Yes	Compensation Committee
Melissa Reiff	63	2015	Yes	Compensation Committee
Directors with terms expiring at the 2019 Annual Meeting (Class I)
Jonathan D. Klein	57	2011	Yes	Compensation Committee (Chair)
Margaret M. Smyth	54	2016	Yes	Audit Committee (Chair)
Directors with terms expiring at the 2020 Annual Meeting (Class II)
M. Michele Burns	60	2014	Yes	Audit Committee Nominating and Corporate Governance Committee
Josh Silverman	49	2016	No
Fred Wilson (Board Chair)	56	2007	Yes	Audit Committee Compensation Committee Nominating and Corporate Governance Committee (Chair)

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Gary S. Briggs has served as the Vice President and Chief Marketing Officer of Facebook, Inc. since August 2013. In 2017, he announced that he planned to leave Facebook in 2018. Prior to Facebook, in 2013, Mr. Briggs served as an Adviser to the Chief Executive Officer of Motorola Mobility, a Google LLC company, and prior to that, in various executive roles at Motorola Mobility and Google from 2010 to 2013. Prior to that, from 2008 to 2010, he was the Chief Executive Officer of Plastic Jungle, Inc., an e-commerce company focused on the unspent gift card market. He has also served in various executive and marketing roles at Ebay, Inc. and other e-commerce and consumer goods companies. Mr. Briggs serves on the advisory boards of LendingClub Corporation, Lagunitas Brewing Company and ISDI Digital University. During the past five years, he served as a director of LifeLock, Inc.

Etsy	2018 Proxy Statement	7

Gary S. Briggs should serve as a member of our Board because of his significant brand strategy and marketing expertise and his executive and leadership experience, particularly in technology and e-commerce companies.

Edith W. Cooper served as executive vice president, global head, human capital management of Goldman Sachs Group, Inc. from March 2008 to December 2017, and, prior to that, she held various leadership positions in Goldman Sachs’ securities division from 1996 to 2008. Ms. Cooper began her career in derivative sales at Bankers Trust and Morgan Stanley. She currently serves on the board of directors of Slack Technologies, Inc., the Museum of Modern Art and Mt. Sinai Hospital.

Edith W. Cooper should serve as a member of our Board due to her extensive expertise in the human resources field, including recruiting, development and compensation, as well as her strong financial background and public company experience.

Melissa Reiff serves as chief executive officer of The Container Store Group, Inc. (“TCS”), the nation’s originator and leader of the storage and organization category of retail. Prior to that, she served as president and chief operating officer of TCS from March 2013 to June 2016, and as president of TCS from early 2006 to February 2013. She has served on the board of directors of TCS since August 2007. She is a member of the Dallas chapter of the American Marketing Association, International Women’s Foundation, and C200. She also serves on the board of Southern Methodist University’s Cox School of Business Executive Board and is a sustaining member of the Junior League of Dallas.

Melissa Reiff should serve as a member of our Board because of her significant operational experience and her expertise in retail, marketing, and merchandising, and her experience as CEO and director of a public company.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Jonathan D. Klein is co-founder and chairman of Getty Images, Inc., a global digital media company. Mr. Klein has served as a member of the board of directors of Getty Images, Inc. (and its predecessor company Getty Communications) since March 1995 and served as chief executive officer from inception in March 1995 to October 2015. Mr. Klein also serves as a member of the boards of directors of numerous non-profit organizations, including the Committee to Protect Journalists, the Groton School, where he serves as President, and Friends of the Global Fight Against HIV, Tuberculosis and Malaria, where he serves as chairman. Mr. Klein also serves on the board of directors of these private companies: Helix Sleep, Inc., Squarespace, Inc. and Getty Investments.

Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e-commerce and digital media companies and his experience as both a public company CEO and a director of a number of public and private companies.

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Margaret M. Smyth has served as the U.S. chief financial officer of National Grid plc since October 2014. Previously, Ms. Smyth was vice president of finance at ConEdison, Inc. from August 2012 through September 2014. Prior to that, Ms. Smyth served as vice president and chief financial officer of Hamilton Sundstrand, which is part of United Technologies Corp., a provider of products and services to the aerospace and building systems industries, from October 2010 to June 2011. Prior to that, she served as vice president and corporate controller of United Technologies Corp. from August 2007 to September 2010 and vice president and chief accounting officer of 3M Corporation from April 2005 to August 2007. Prior to that, Ms. Smyth served as a senior managing partner at Deloitte & Touche and Arthur Andersen. During the past five years, she served as a director of Martha Stewart Living Omnimedia and Vonage Holdings Corporation.

Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, and strategic planning, including experience gained as a chief financial officer and chief accounting officer. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

M. Michele Burns has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. Ms. Burns served as the chief executive officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc., an insurance brokerage and consulting firm, from October 2011 to February 2014; as chairman and chief executive officer of Mercer LLC (a subsidiary of Marsh & McLennan Companies, Inc.), a human resources consulting firm, from September 2006 to October 2011; as chief financial officer of Marsh & McLennan Companies, Inc. from March 2006 to September 2006; and as chief financial officer and chief restructuring officer of Mirant Corporation, an energy company, from May 2004 to January 2006. Ms. Burns joined Delta Airlines in January 1999 and served as chief financial officer from August 2000 until April 2004. She began her career at Arthur Andersen in 1981, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice until December 1998. Ms. Burns is a member of the boards of directors of Cisco Systems, Inc.; Goldman Sachs Group, Inc.; and Anheuser-Busch InBev. Ms. Burns also serves on the board of directors of Alexion Pharmaceuticals, Inc. but will not stand for re-election at its 2018 Annual Meeting on May 8, 2018. During the past five years, she served as a director of Wal-Mart Stores, Inc. She also serves on the boards of directors of, or as an advisor to, several private companies. She is also a member of the executive board of directors of the Elton John AIDS Foundation, where she serves as Treasurer.

M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting, governance, and strategy, including experience gained as the chief financial officer of public companies. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company director.

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Josh Silverman has served as our Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm, since January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.

Josh Silverman should serve as a member of our Board due to his deep familiarity with our business through his tenure as CEO and his significant executive, operational, and marketing experience and expertise in building and leading online marketplaces and technology companies.

Fred Wilson has served as the Chair of our Board since May 2017, and prior to that, as our lead independent director since October 2014. Mr. Wilson has been a venture capitalist for over 30 years. He is a founder and has served as partner of Union Square Ventures, a venture capital firm, since June 2003. Mr. Wilson also serves on the boards of directors of various private companies in connection with his role at Union Square Ventures. He is a well-known thought leader on technology, venture capital, and management matters.

Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on the Board and as one of our early investors.

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Information Regarding the Board and Corporate Governance

Board Leadership Structure

In May 2017, the Board separated the positions of Chair and CEO. The Board appointed Fred Wilson as non-executive Chair to provide independent leadership and to enable Josh Silverman, as incoming CEO, to concentrate on Etsy’s business operations.

Under our Corporate Governance Guidelines, our Board may separate or combine the roles of CEO and Chair when and if it believes it advisable and in the best interests of Etsy and its stockholders to do so. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Our Bylaws and Corporate Governance Guidelines provide the Board with flexibility to make determinations as circumstances require and in a manner that it believes is in the best interests of the company. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.

Board Oversight of Risk

One of the key functions of our Board is to provide informed oversight of our risk management process while management is responsible for the day-to-day management of the material risks we face. Our full Board has overall responsibility for risk management and, in particular, oversees topics such as our strategic plan, capital structure, information security, and privacy. The Board also oversees risk through its standing committees, which regularly report back to the Board. For example, our Audit Committee oversees the management of risks associated with financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with executive compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition, and organization of our Board and director succession planning.

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Director Independence

Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.

In addition, our Board has determined that each member of our Audit Committee and Compensation Committee is independent and meets the heightened independence requirements applicable to each such committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC.

Board Meetings

Our Board met 18 times during 2017. Each director attended at least 75% of the total number of 2017 meetings of the Board and of each committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. Five of our six directors serving at the time attended the 2017 Annual Meeting of Stockholders.

Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Members of these committees serve until their resignation or until otherwise determined by our Board. The composition and functions of each committee are described below. The charters of each committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “Leadership & Governance.”

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Director	Independent	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee

Gary S. Briggs	Yes

M. Michele Burns	Yes

Edith W. Cooper	Yes

Jonathan D. Klein	Yes

Melissa Reiff	Yes

Josh Silverman	No

Margaret M. Smyth	Yes

Fred Wilson (Board Chair)	Yes

  Chair

  Member

  Financial Expert

(1)  On June 8, 2017, Margaret M. Smyth replaced M. Michele Burns as Audit Committee Chair.

(2)  On May 1, 2017, Fred Wilson replaced Josh Silverman as a member of the Compensation Committee. On April 5, 2018, Gary S. Briggs and Edith W. Cooper joined the Compensation Committee in connection with their appointments to the Board.

(3)  On June 7, 2018, following the Annual Meeting, Fred Wilson will rotate off of the Compensation Committee.

Audit Committee

2017 Meetings:	10
Members:	Margaret M. Smyth (Chair) M. Michele Burns Fred Wilson

As described in more detail in its charter, among other responsibilities, the Audit Committee:

•	appoints and oversees our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

•	reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters;

•	oversees the performance of our internal audit function;

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•	oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;

•	reviews and oversees related person transactions; and

•	oversees the management of risks associated with financial reporting, accounting, and auditing matters, including our guidelines and policies with respect to risk assessment and risk management.

Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that each of M. Michele Burns and Margaret M. Smyth qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq.

Compensation Committee

2017 Meetings:	10
Members:	Jonathan D. Klein (Chair) Gary S. Briggs Edith W. Cooper Melissa Reiff Fred Wilson

As described in more detail in its charter, among other responsibilities, our Compensation Committee:

•	oversees and reviews our compensation philosophy and strategy;

•	establishes goals and objectives relevant to compensation for the CEO and other senior officers and evaluates their performance against those goals;

•	administers our incentive plans, including approving the terms and conditions or awards;

•	recommends the form and amount of compensation to be paid to non-employee Board members;

•	oversees our employee development programs, including periodically reviewing succession planning for key roles other than the CEO; and

•	oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages inappropriate risk-taking.

A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee, and the role of executive officers in determining executive compensation is on page 30 under “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process.”

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Nominating and Corporate Governance Committee

2017 Meetings:	2
Members:	Fred Wilson (Chair) M. Michele Burns

As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:

•	reviews the composition and size of the Board and makes recommendations to the Board;

•	recommends to the Board criteria for Board membership, including qualifications, qualities, skills, areas of expertise, and other relevant factors;

•	reviews and recommends to the Board the director nominees;

•	oversees the annual evaluation of the Board and each Committee;

•	reviews the composition of each Board committee and recommends members and chairs;

•	reviews the structure and operations of our Board committees;

•	reviews director orientation and continuing education offerings and makes recommendations, as needed;

•	oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and

•	periodically reviews our progress against our economic, social and ecological impact goals.

Compensation Committee Interlocks and Insider Participation

During 2017, Fred Wilson, Jonathan D. Klein, Melissa Reiff, and Josh Silverman served on our Compensation Committee. No member of the Compensation Committee had served as one of our officers or employees at the time that they were a member of the Compensation Committee. Josh Silverman stepped down from the Compensation Committee on May 3, 2017, prior to his appointment as our CEO. During 2017, none of our executive officers served as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Director Nomination Process

Although the Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for the Board’s consideration, the Board retains the ultimate

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authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy. Gary S. Briggs and Edith W. Cooper were recommended as nominees to the Board by members of the Nominating and Corporate Governance Committee and/or our CEO.

Identifying and Evaluating Nominees

When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:

•	the current size and composition of the Board and the needs of the Board and Board committees;

•	high integrity and adherence to our values;

•	qualities such as character, judgment, independence, relationships, experience, length of service, and the like;

•	commitment to enhancing long-term stockholder value;

•	diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, and other individual characteristics;

•	financial literacy or financial expertise or other requirements as may be required by applicable rules;

•	sufficiency of time to carry out their Board and committee duties;

•	the range of expertise and experience of the Board at the policy-making level in business, government, or technology and in areas relevant to our business; and

•	other factors, including conflicts of interest or competitive issues.

Stockholder Recommendations and Nominees

The Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination at the next Annual Meeting of Stockholders and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our General Counsel and Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and Corporate Governance Committee’s discretion, its review may

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include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.

Stockholders may also nominate candidates for election to our Board by following the procedures described in our Bylaws.

Communications with the Board

Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our General Counsel and Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.

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Director Compensation The following table discloses compensation received by our non-employee directors during 2017 pursuant to our non-employee director compensation program.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total Compensation ($)
M. Michele Burns	129,500	49,026	43,780	222,306
Jonathan D. Klein	127,500	49,026	43,780	220,306
Melissa Reiff	92,500	49,026	43,780	185,306
Margaret M. Smyth	70,500	68,640	61,303	200,443
Fred Wilson(5)	50,000	92,788	187,588	330,376

(1)  The value disclosed is the aggregate grant date fair value of 3,522 restricted stock units (“RSUs”) granted to M. Michele Burns, Jonathan D. Klein, and Melissa Reiff, 4,931 RSUs granted to Margaret M. Smyth, and 5,689 granted to Fred Wilson in 2017, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 11—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that accompanies this proxy statement. The number of RSUs granted is set by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.

(2)  The aggregate number of RSUs held by each director listed in the table above as of December 31, 2017 was as follows:

•   M. Michele Burns: 3,522

•   Jonathan Klein: 3,522

•   Melissa Reiff: 3,522

•   Margaret M. Smyth: 18,218

•   Fred Wilson: 5,689

(3)  The value disclosed is the aggregate grant date fair value of 7,358 options to purchase shares granted to M. Michele Burns, Jonathan D. Klein, and Melissa Reiff, 10,303 options to purchase shares granted to Margaret M. Smyth, and 27,832 options to purchase shares granted to Fred Wilson in 2017, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 11—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that accompanies this proxy statement.

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(4) The aggregate number of stock options held by each director listed in the table above as of December 31, 2017 was as follows:

•   M. Michele Burns: 181,378

•   Jonathan Klein: 43,869

•   Melissa Reiff: 71,300

•   Margaret M. Smyth: 51,832

•   Fred Wilson: 27,832

(5) Fred Wilson was appointed Chair of the Board in May 2017. Accordingly, in addition to his annual director fee, he received a Board Chair equity award comprised of stock options with a fair value on the grant date equal to $100,000.

Director Compensation Program

The Compensation Committee reviews pay levels for non-employee directors at least annually with assistance from Compensia, Inc., a national compensation consulting firm (“Compensia”), who prepares a comprehensive assessment of our non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices.

New Non-employee Directors

Under our non-employee director compensation program, each new non-employee director who joins our Board is granted equity compensation (50% in stock options and 50% in RSUs) with a fair value at the time of grant of $262,500 on the first business day of the month following the month in which his or her appointment to the Board became effective. Equity awards for new directors vest in equal annual installments on the first three anniversaries of the grant date subject to the director serving continuously as a Board member through the applicable vesting date. In addition, equity awards for new directors vest in full in the event that we are subject to a change in control or upon certain other events. A director who receives a new director fee will not receive an annual retainer in the same calendar year.

Incumbent Directors

Each year on the date of our Annual Meeting, each incumbent non-employee director receives an award with a fair value at the time of grant equal to approximately $185,000. In January 2018, our non-employee director compensation program was amended to increase the fair value of non-employee director awards from $175,000 to $185,000. In 2018, like 2017, the award will be made up equally of stock options and restricted stock units. The equity portion of the award will vest in full on the date of our next Annual Meeting if the director has served continuously as a Board member through the date of that meeting. In addition, annual retainer equity awards vest in full in the event that we are subject to a change in control or upon certain other events.

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In addition to the annual and new non-employee director equity awards described above, non-employee directors receive the annual cash payments below.

Role	Annual Cash Payments ($)
Audit Committee Chair	18,000
Audit Committee Member	9,000
Compensation Committee Chair	10,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Chair	6,000
Nominating and Corporate Governance Committee Member	3,000
Member of any other Committee constituted by the Board	40,000

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Audit Committee Report

Etsy’s Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website: https://investors.etsy.com.

The principal purpose of the Audit Committee is to assist the Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter.

Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

In performing its responsibilities, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2017;

•	discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•	received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted by:

Margaret M. Smyth (Chair)

M. Michele Burns

Fred Wilson

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Proposal No. 2

Ratification of the Appointment of Independent

Registered Public Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2018 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.

PwC has audited our consolidated financial statements since 2012. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Fees and Services

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2016 and December 31, 2017.

	Year Ended December 31,

	2017	2016
	(in thousands)

Audit Fees	$2,374	$3,097

Audit-Related Fees	50	75

Tax Fees	391	517

Other Fees	71	87

Total Fees	$2,886	$3,776

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Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC. These amounts also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002, as a result of exiting “emerging growth status” under the JOBS Act in 2016.

Audit-related Fees. These amounts consist of the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include work related to an acquisition and work supporting the assessment of controls in 2016, and in 2017, fees associated with the implementation of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.

Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for subscriptions to online accounting reference material and PwC’s review of our sustainability data.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2018.

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Executive Officers

Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Josh Silverman	49	President and Chief Executive Officer

Mike Fisher	49	Chief Technology Officer

Rachel Glaser	56	Chief Financial Officer

Linda Findley Kozlowski	44	Chief Operating Officer

Jill Simeone	51	General Counsel and Secretary

Josh Silverman has served as our Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm since January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.

Mike Fisher has served as Etsy’s chief technology officer since July 2017. Prior to Etsy, he was the co-founder of AKF Partners, a technology consulting company, from February 2008 to July 2017. Prior to that, Mr. Fisher served as an executive at a number of technology companies, including as the Chief Technology Officer of Quigo, a startup internet advertising company and as Vice President, Engineering & Architecture for PayPal, Inc., an eBay company. Prior to PayPal, he served in various technology roles at General Electric. Mr. Fisher is also an Adjunct Professor at Case Western Reserve University’s School of Management, and has authored multiple books on the subject of scalability. Mr. Fisher has also served as a Captain and pilot in the U.S. Army.

Rachel Glaser has served as our Chief Financial Officer since May 2017. Prior to that, Ms. Glaser was Chief Financial Officer of Leaf Group, a diversified Internet company that owns and operates marketplace and media businesses, since April 2015. From January 2012 to March 2015, Ms. Glaser served as Chief Financial Officer of Move, Inc. (operator of Realtor.com), an online network of websites for real estate search and home enthusiasts, and Ms. Glaser helped lead the sale of Move,

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Inc. to News Corporation, a diversified media and information services company, in November 2014. From April 2008 to November 2011, Ms. Glaser served as Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, and from May 2005 to April 2008, she was the Senior Vice President of Finance at Yahoo! Inc. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. From August 2010 to July 2014, Ms. Glaser served on the board of directors of Sport Chalet, Inc., a full service specialty retailer. Since January 2018, Ms. Glaser has served on the Board of the New York Times Company.

Linda Findley Kozlowski has served as our Chief Operating Officer since May 2016. Prior to Etsy, Ms. Kozlowski was the Chief Operating Officer of Evernote, where she oversaw worldwide operations, and led cross-functional teams in offices across seven countries, from May 2015 to December 2015. Prior to that, she served as Vice President of Worldwide Operations at Evernote from May 2014 to May 2015, as Vice President of International Marketing from April 2013 to May 2014, and as Director of Market Development from October 2012 to April 2013. Before joining Evernote, Ms. Kozlowski was the Director of Global Marketing and Customer Experience at Alibaba.com from June 2011 to October 2012, and the Director of International Corporate Affairs from July 2009 to June 2011. She has also held leadership positions in several communications firms including Fleishman-Hillard, Text 100, and Schwartz Communications.

Jill Simeone has served as our General Counsel and Secretary since January 2017. Prior to Etsy, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel, where she led the legal side of their mergers and acquisitions program from January 2016 to January 2017. Prior to that, she served as the General Counsel and Chief Compliance Officer at KCAP Financial, Inc., a publicly traded financial services company, from July 2013 to January 2016. Before joining KCAP Financial, she was an attorney at American Express advising on divestitures and investments in technology startups from January 2013 to June 2013. Prior to American Express, she served as the General Counsel at Roadify from January 2012 through December 2012. From 1999-2011 Ms. Simeone served as U.S. General Counsel and then North America General Counsel of CEMEX, a multinational building materials company.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2017 compensation of each of our Named Executive Officers (“NEOs”). For 2017, our NEOs were:

•	Josh Silverman, President and Chief Executive Officer;

•	Rachel Glaser, Chief Financial Officer;

•	Mike Fisher, Chief Technology Officer;

•	Linda Findley Kozlowski, Chief Operating Officer;

•	Jill Simeone, General Counsel and Secretary;

•	Chad Dickerson, former President and Chief Executive Officer;

•	Kristina Salen, former Chief Financial Officer; and

•	Karen Mullane, former Vice President and Controller, and Interim Chief Financial Officer.

Executive Summary

Business Overview

Etsy, Inc. is the global marketplace for unique and creative goods. We connect creative entrepreneurs with thoughtful consumers looking for items made by real people. Our mission is to “Keep Commerce Human” and we’re committed to using the power of business to strengthen communities and empower people.

As of December 31, 2017, our platform connected 1.9 million active Etsy sellers and 33.4 million active Etsy buyers, in nearly every country in the world. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer a wide range of Seller Services and tools that are specifically designed to help creative entrepreneurs start, manage, and scale their businesses.

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2017 Management Transition

2017 was a transformational year for Etsy. We transitioned to a new senior leadership team over the first half of the year:

•	New Chief Executive Officer—Mr. Silverman became our President and Chief Executive Officer in May 2017. He replaced Mr. Dickerson, who resigned his position as our President and Chief Executive Officer effective May 3, 2017 and served in an advisory role through May 31, 2017.

•	New Chief Financial Officer—Ms. Glaser became our Chief Financial Officer in May 2017. Ms. Mullane, our Vice President, Corporate Controller, served as our Interim Chief Financial Officer before Ms. Glaser commenced employment with us.

•	New Chief Technology Officer—Mr. Fisher became our Chief Technology Officer in July 2017.

•	New General Counsel—Ms. Simeone became our General Counsel and Secretary in January 2017.

2017 Strategic Transformation & Performance Highlights

Since joining us, our new management team has sought to sharpen our focus on key initiatives and realign our internal resources to pursue the highest growth opportunities in order to deliver value to our stakeholders. We reduced our headcount twice during 2017 and doubled down on what we believe to be the highest-impact initiatives in our core marketplace. The new management team outlined a new business strategy and began executing on our four key initiatives that we believe will help Etsy and our sellers succeed. With this greater focus, we increased the pace of our product experiments and launches. These actions collectively enabled us to achieve the following 2017 results:

•	Gross merchandise sales—GMS grew by 14.5% year-over-year to $3.25 billion, up from $2.84 billion in 2016, with 33.0% of sales involving a buyer and/or seller outside of the United States. We accelerated GMS growth for the third and fourth quarter of 2017 and we delivered our first-ever billion dollar quarter of GMS in the fourth quarter of 2017, following a strong holiday season.

•	Revenue—Revenue rose by 20.9% year-over-year to a total of $441 million, compared to $365 million in 2016, led by Seller Services revenue growth of 28.7%.

•	Net income—Net income was $81.8 million compared with a net loss of $29.9 million in 2016.

•	Non-GAAP Adjusted EBITDA*—Non-GAAP Adjusted EBITDA was $80.0 million, representing an increase of 40.1% year-over-year, compared to $57.1 million in 2016. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 18.1%, compared to 15.7% in 2016.

*	See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

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2017 Executive Compensation Highlights

In light of the substantial changes in our management team and the changes flowing from our business transformation, our compensation program in 2017 reflected our company’s challenging and changing circumstances. The Committee was largely guided by the need to recruit and hire the appropriate individuals at our most critical senior leadership positions and to ensure the retention and continued service of the remaining senior executive officers. In filling each of the executive positions in 2017, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market.

For 2018, the Committee expects a more traditional process where the principal components of compensation for our NEOs and the corporate and individual performance objectives are determined considering the factors described below under “Factors Used in Determining Executive Compensation.”

Pay-for-Performance Overview

We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives and long-term incentive compensation opportunities in the form of equity awards, to align the compensation of our executive officers with our performance and the interests of our stockholders. We consider our equity awards, which include options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock to be “variable” pay because their realized value depends on the performance of our stock price. We believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth.

The pay mix for our CEO and our other current NEOs during 2017 reflected this alignment:

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Key Features of our Executive Compensation Program

What We Do	What We Don’t Do

✓ We maintain a fully (100%) independent Compensation Committee	× We do not provide our executive officers with guaranteed annual base salary increases

✓ We retain an independent compensation advisor who performs no other services for us	× We do not provide excessive perquisites

✓ Our Compensation Committee conducts an annual executive compensation review, including a review of its compensation peer group and a compensation-related risk assessment	× We do not offer defined benefit retirement programs

✓ We use variable pay, including long-term equity awards, as a substantial portion of our executive officers’ target total direct compensation opportunity	× We do not offer change-in-control excise tax payments or “gross-ups”

✓ Our executive officers are employed “at will”	× We do not permit hedging or pledging of our equity securities by current employees or directors

× We do not permit stock option exchanges or re-pricings without stockholder approval

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the Say-on-Pay proposal with 96.6% of the votes cast in favor of the proposal. The Committee considered the result and believes that it demonstrates that our stockholders are generally supportive of our executive compensation program. As a result, the Committee did not make changes to our compensation program based on the Say-on-Pay vote.

The Board of Directors and the Committee value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes and feedback received throughout the year when making compensation decisions for our executive officers.

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Executive Compensation Philosophy and Objectives

Our Guiding Philosophy

Our executive compensation program is designed to be simple and focus on pay for performance. Our compensation philosophy is to pay all of our employees, including our executive officers, competitively and equitably in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

Attract, retain, and motivate qualified, engaged, and enthusiastic employees who are passionate about our mission	Foster a culture of shared success through long-term equity awards for our employees	Fairly reflect each employee’s position, responsibilities, and impact	Pay all employees a living wage; and work to eliminate systemic and unconscious bias related to gender and gender identity, age, race, and ethnicity

Key Objectives

Consistent with our philosophy, the key objective of our executive compensation program is to attract, retain and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to our mission to Keep Commerce Human. We believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities and long-term equity incentive compensation opportunities enable us to achieve those objectives and align the compensation of our executive officers with our performance and long-term value creation for our stakeholders.

How We Determine Executive Compensation

Role of the Committee

The Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our NEOs. Specifically, the Committee:

•	Is responsible for executive compensation decisions, including reviewing, evaluating and approving the compensation arrangements, plans, policies and practices for our executive officers, including our NEOs, and overseeing and administering our incentive compensation plans;

•	Oversees risk management of our compensation programs, policies and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to us; and

•	Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.

Role of Chief Executive Officer

In discharging its responsibilities, the Committee works with members of our management, including our CEO. Our management assists the Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on

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compensation matters. The Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our executive officers (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.

The Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The Committee has engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant since 2014 to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2017, the scope of Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our NEOs;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2017 Annual Meeting of Stockholders;

•	the research, development, and review of our compensation peer group;

•	the review and analysis of non-employee director compensation;

•	support on other ad hoc matters throughout the year; and

•	attendance at Committee meetings as requested.

The terms of Compensia’s engagement include reporting directly to the Committee and to the Committee chair. In 2017, Compensia did not provide any other services to us. The Committee evaluates Compensia’s independence annually and has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

Factors Used in Determining Executive Compensation

When approving each compensation element and the target total direct compensation opportunity for our executive officers, the Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single method or factor is determinative in setting pay levels for our executive officers. Rather, the Committee’s determination of the target total direct compensation, mix of cash and equity and fixed and “at-risk” pay opportunities was an individualized decision for each NEO.

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Competitive Positioning

In the course of its deliberations, the Committee considers compensation data on the competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies. Etsy’s compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and number of employees.

In developing the compensation peer group for 2017, the Committee considered whether a company was:

•	in a similar industry and competitive market for talent (internet software and services companies, with business models focused on e-commerce, peer-to-peer commerce, a subscription-based revenue model, and software-as-a-service);

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.3x to 3.0x of our market capitalization.

In 2017, the Committee used the following compensation peer group to assist with the determination of compensation for our NEOs. The Committee approved this peer group in November 2016 following a review that included input from Compensia.

Box Demandware GrubHub MercadoLibre Quotient Technologies RetailMeNot Shopify	Shutterstock SPS Commerce Stamps.com TrueCar Web.com Group Yelp Zillow Group

The Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology compensation survey, to evaluate the competitive market when making

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its determinations for the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.

The Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. In December 2017, the Committee approved the following updates to the peer group for 2018:

•	Removing: Demandware and RetailMeNot, which were each acquired, and MercadoLibre, which was above the market capitalization and revenue ranges.

•	Adding: Benefitfocus, Care.com, Cars.com, Cloudera, and Shutterfly, using the same criteria described above.

Competitive compensation data is one of several factors that the Committee considers in making its decisions with respect to the compensation of our executive officers, including our NEOs.

Key Components and Design of the Executive Compensation Program

We also provide post-employment compensation payments and benefits and other benefits such as health and wellness benefits, management coaching, skills workshops and training, and a Section 401(k) plan. In general, our executive officers participate in the standard employee benefit plans and programs available to our other employees.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs. Generally, although the Committee seeks to set base salaries at competitive levels, the actual positioning will also be based on the Committee’s assessment of the factors described above. The 2017 base salary decisions are described below as part of the holistic presentation of each NEO’s 2017 target total compensation.

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Annual Cash Incentive Program

Overview

Our annual cash incentive plan is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual performance. For 2017, annual cash incentive award payments under this plan were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives, except in the case of our CEO, whose annual cash incentive award payment was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance objectives, reflecting his greater responsibility for our overall performance.

Target Annual Cash Incentive Opportunities

The Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and makes adjustments after considering the factors described above. Generally, the Committee seeks to set the target annual cash incentive award opportunities of our executive officers so that target total cash compensation (the sum of annual base salary and the annual cash incentive award opportunity) is at competitive levels.

2017 Corporate Performance Objectives

In March 2017, the Committee selected revenue, adjusted EBITDA margin, and gross merchandise sales (“GMS”) as the corporate performance measures for our 2017 annual cash incentive plan. The Committee selected revenue and adjusted EBITDA margin because it believes that these measures provide a balance between generating revenue, managing our expenses and growing our business, thereby directly influencing the creation of long-term value for our stockholders. The Committee selected GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our ecosystem, and the scale and growth of our business, and, therefore, it is one of our key performance measures.

In March 2017, the Committee established the target levels for each of the corporate performance measures at levels that it believed to be challenging, but attainable with exceptional performance if both revenue and GMS thresholds were not met, the financial portion of the plan would not pay out. The target levels for the measures used in the financial portion of the annual cash incentive plan, and their respective weighting, were as follows:

Financial Performance Measure	Weighting	2017 Threshold Performance Level (75% Payment of Financial Performance Component)	2017 Target Performance Level (90% Payment of Financial Performance Component)	2017 Stretch Performance Level (200% Payment of Financial Performance Component)
Revenue	40%	$441,610,070	$459,417,000	$474,511,000
Adjusted EBITDA Margin	20%	13.0%	14.1%	16.2%
GMS	40%	$3,296,701,440	$3,439,835,000	$3,552,480

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Adjustments to 2017 Corporate Performance Objectives

Following our second quarter of 2017 earnings results, the Committee reviewed our actual results for the first half of the year against the 2017 annual cash incentive plan target levels established for revenue, adjusted EBITDA margin and discussed with our CEO our prospects for the remainder of the year in light of Etsy’s updated financial guidance for fiscal year 2017, the reset of our business priorities and the significant changes in our senior leadership. These discussions focused on our recent efforts to re-orient our business, our cost-reduction/efficiency initiatives, increased voluntary attrition, and our focus on concentrating on our strongest growth opportunities and executing our new business strategy.

As a result of these discussions, and its review of our projected performance for the remainder of the year, the Committee determined that the performance levels that had been established at the beginning of the year with input from the prior management team based on the then-current business environment and our internal projections were no longer reasonably attainable for GMS and revenue and that the financial performance component of the plan would likely result in no payment to plan participants. As a result, the Committee determined that the 2017 annual cash incentive plan would not effectively serve its goal of incentivizing the performance and retention of our executive officers and other plan participants. The ongoing successful execution of our new business strategy is critical to Etsy’s overall success and depends upon our executive officers, including the NEO’s, delivering strong performances.

In view of these findings, and after reviewing our revised forecast for the year, in September 2017 the Committee decided to adjust the performance levels for each of the three corporate performance measures and reduce the Maximum Payment to 175% as follows:

Financial Performance Measure	Weighting	Revised 2017 Threshold Performance Level (75% Payment of Financial Performance Component)	Revised 2017 Target Performance Level (90% Payment of Financial Performance Component)	Revised 2017 Maximum (“Stretch”) Performance Level (175% Payment of Financial Performance Component)

Revenue	40%	$434,310,730	$437,051,000	$449,351,000

Adjusted EBITDA Margin	20%	17.0%	18.6%	19.7%

GMS	40%	$3,211,441,920	$3,217,387,000	$3,297,000,000

In making these adjustments, the Committee wanted to ensure the 2017 annual cash incentive plan continued to incentivize our executive officers and other participating employees. The Committee believed that the adjusted target levels remained difficult to achieve (and, notably increased the performance levels for Adjusted EBITDA margin) and would continue to encourage dedicated corporate and individual performance, but could be achievable with focused and consistent effort by our executive officers throughout the remainder of 2017. If both revenue and GMS thresholds were not met, the financial portion of the plan would not pay out.

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Achievement of 2017 Corporate Performance Objectives

In March 2018, the Committee determined our actual performance with respect to the corporate performance measures for the 2017 annual cash incentive plan resulted in a corporate performance percentage of 116% based on the following achievements:

Financial Performance Measure	Revised 2017 Target Performance Level	2017 Actual Performance	Resulting Payout

Revenue	$437,051,000	$441,230,748	119%

Adjusted EBITDA Margin	18.6%	18.1%	85%

GMS	$3,217,387,000	$3,253,609,178	129%

For 2018, we will continue to use GMS, Revenue and Adjusted EBITDA Margin for our annual cash incentive program, as we believe these are the performance metrics that best reflect the success of our business.

2017 Individual Performance

In March 2018, the Committee reviewed each NEO’s individual performance, considered our CEO’s recommendations with respect to the individual performance of our other NEOs, and determined an achievement percentage for each NEO. In the case of our CEO, the Committee assessed the achievement with respect to his individual performance. Actual 2017 annual cash incentive awards for our NEOs were based, in part, on an evaluation each NEO’s individual performance, as described below.

Annual Cash Incentive Award Payments

Based on the foregoing determinations, the actual cash incentive award payments earned by our NEOs under the 2017 annual cash incentive program ranged from 120% to 160% of each individual’s target annual cash incentive award opportunity, as further described below under “Individual NEO Decisions.”

Long-Term Incentive Awards

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We provide long-term equity incentive compensation opportunities to help align the interests of our executive officers, including our NEOs, with the long-term interests of our stockholders. We believe that equity awards in the form of stock options and RSU awards encourage a long-term focus and decision-making that is consistent with our mission and strategic goals. We also grant equity awards to attract, motivate and retain executive talent.

Typically, the Committee grants stock options and/or RSU awards to newly-hired executive officers, in connection with promotions, as a reward for superior performance and/or for retention purposes. In addition, our NEOs typically receive annual equity awards.

Individual NEO Decisions

Below are summaries, for each NEO individually, of the Committee’s decisions about 2017 compensation. As described above, when making the 2017 compensation decisions, the

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Committee focused primarily on the factors set forth in the section titled “Factors Used in Determining Executive Compensation” and the Committee’s specific compensation objectives for 2017.

Each of the employment offer letters for our new executive officers were approved by the Committee. In establishing the initial compensation arrangements for these individuals, the Committee took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market based on a review of peer data, and the critical business needs of the Company.

President and Chief Executive Officer

Josh Silverman

2017 Overview:

On May 3, 2017, Mr. Silverman became our President and Chief Executive Officer and remained a member of our Board of Directors. Mr. Silverman has deep experience leading consumer technology companies and scaling global marketplaces. He has led product development and innovation, driven increased customer adoption at massive scale, implemented brand and marketing initiatives, and delivered strong financial results.

Compensation Decisions:

In connection with Mr. Silverman’s appointment, Etsy and Mr. Silverman entered into an offer letter that provided for the following compensation and benefits:

•	Base Salary: $375,000. In March 2018, the Committee increased Mr. Silverman’s base salary to $400,000 in light of his job responsibilities and performance and peer group comparisons.

•	Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 100% of base salary, based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance objectives. The actual 2017 performance bonus paid was $400,000, reflecting 160% of target bonus. To determine Mr. Silverman’s bonus, the Committee considered Mr. Silverman’s overall leadership of our organization and his performance with respect to developing and executing our 2017 operating plan priorities and delivering strong financial results. In particular, it acknowledged his successful re-alignment of our cost structure and organization design to drive a culture of accountability and improve the velocity of product experiments and launches, and the staffing of our senior leadership team. In March 2018, the Committee determined that Mr. Silverman’s target bonus should remain at 100% of base salary.

•	Long-Term Incentive: In May 2017, we granted Mr. Silverman an equity award, in the form of RSUs and stock options. This grant was purposefully “front-loaded” to induce Mr. Silverman to join Etsy and to provide Mr. Silverman with a meaningful equity stake in the company that would align his interests with those of our stockholders, and as a result, Mr. Silverman’s offer letter states that he is not eligible to receive additional equity grants for four years (i.e., May 2021).

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He received:

•	250,000 RSUs, which vest 100% on May 3, 2018, subject to his continued service on the vesting date.
•	3,869,969 stock options, which vest 25% on the first anniversary of the grant date and then in equal monthly installments over the following 36 months, provided he remains in service with us on each vesting date.

The grant provides for certain vesting acceleration benefits upon a change in control, which the Committee believed were necessary to attract and retain Mr. Silverman.

•	Perquisite: Reimbursement of up to $10,000 for his legal fees incurred in connection with the negotiation of the agreement.

Chief Financial Officer

Rachel Glaser

2017 Overview:

On April 3, 2017, Ms. Glaser was appointed as our Chief Financial Officer, effective May 16, 2017. Ms. Glaser has deep experience as a senior finance executive across a variety of consumer-facing and publicly traded companies. She has led efforts to improve operating efficiency, created a foundation for growth and delivered strong financial results.

Compensation Decisions:

In connection with Ms. Glaser’s appointment, Etsy and Ms. Glaser entered into an offer letter, which was amended in May 2017 prior to her start date to further induce to her join Etsy, that provided for the following compensation and benefits:

•	Base Salary: $375,000

•	Sign-on and Relocation: Ms. Glaser received:

•	A cash signing bonus in the amount of $250,000, subject to pro-rata repayment if her employment is terminated for “cause” or if she voluntarily resigns her employment without “good reason” (each as defined in her offer letter) within 12 months of her start date.
•	Relocation assistance of up to $53,000 and a travel allowance of up to $36,000, to be grossed up for tax purposes, subject to pro-rata repayment if her employment is terminated for “cause” or if she voluntarily resigns her employment without “good reason” (each as defined in her offer letter) within 12 months of her start date.

•

Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 75% of base salary, based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives. The actual 2017 performance bonus paid was $213,000, reflecting 120% of target bonus. To determine Ms. Glaser’s individual performance portion of her bonus, the Committee considered Ms. Glaser’s overall leadership of our organization and her performance with respect to strengthening our finance organization, particularly in staffing key senior roles and deepening its integration into the business. In addition, the Committee noted her leadership in the 2018 annual planning process and

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development of an actionable plan, and enhanced forecasting and overall financial management. In March 2018, the Committee determined that Ms. Glaser’s target bonus should remain at 75% of base salary.

•	Long-Term Incentive: In June 2017, we granted Ms. Glaser an equity award with a value of $2,100,000, 50% in stock options and 50% in RSUs. The purpose of this award was primarily to induce Ms. Glaser to join Etsy and align her interests with those of our stockholders. The options vest 25% on the first anniversary of the grant date and then in equal monthly installments over the following 36 months, provided she remains in service with us on each vesting date. The RSUs will vest 25% on July 1, 2018, and thereafter will continue to vest in 12 equal quarterly installments, provided she remains in service with us on each vesting date.

Chief Technology Officer

Mike Fisher

2017 Overview:

On July 31, 2017, Mr. Fisher was appointed as our Chief Technology Officer. Mr. Fisher has deep experience scaling complex global platforms and guiding transformation at leading tech companies.

Compensation Decisions:

In connection with Mr. Fisher’s appointment, Etsy and Mr. Fisher entered into an offer letter that provided for the following compensation and benefits:

•	Base Salary: $325,000

•	Sign-on: A cash signing bonus in the amount of $200,000, subject to pro-rata repayment if he resigns his employment for any reason before his two-year anniversary with Etsy. This payment was intended to help offset travel expenses between Brooklyn and his home in Ohio, which are not otherwise eligible for reimbursement under Etsy’s Travel & Entertainment Policy.

•	Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 50% of base salary, based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives. In order to induce Mr. Fisher to join Etsy, pursuant to his offer letter, his minimum 2017 bonus award was set at 100%. The actual 2017 performance bonus paid was $82,000, reflecting 120% of target bonus. To determine Mr. Fisher’s individual performance percentage, the Committee considered Mr. Fisher’s overall leadership of our organization and his performance with respect to delivery of our 2017 financial plan while maintaining strong site availability. The Committee also acknowledged his role in leading our migration to the cloud and driving an action-oriented, focused and caring culture in Engineering. In March 2018, the Committee determined to increase Mr. Fisher’s target bonus to 75% of base salary.

•	Long-Term Incentive: In August 2017, Mr. Fisher received the following equity award to induce him to join the company and to align his interests with those of our stockholders.

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He received:

•	112,500 RSUs, which vest 25% on July 1, 2018, and will continue to vest in 12 quarterly installments, provided he remains in service with us on each vesting date.
•	250,000 stock options, which will vest 25% on the first anniversary of the grant date and then in equal monthly installments over the following 36 months, provided he remains in service with us on each vesting date.

Chief Operating Officer

Linda Findley Kozlowski

2017 Overview:

Ms. Kozlowski has served as our Chief Operating Officer since May 2016. She brings more than 20 years of experience in operations, international marketing, business development, public relations, and customer service.

Compensation Decisions:

In 2017, Ms. Kozlowski received the following compensation and benefits:

• Base Salary: $350,000, increased from $300,000 in March 2017 by the Committee in recognition of her contributions and impact, the expansion of her role and to set her target total cash compensation at the median of the competitive market.

• Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 75% of base salary, increased from 50% in March 2017 by the Committee in recognition of her contributions and impact, the expansion of her role and to set her target total cash compensation at the median of the competitive market. Ms. Kozlowski’s target bonus was based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives. The actual 2017 performance bonus paid was $324,000, reflecting 126% of target bonus. To determine Ms. Kozlowski’s individual performance percentage, the Committee considered Ms. Kozlowski’s overall leadership of our organization, particularly in leading the company through the management and strategic transitions of 2017. In addition, the Committee considered Ms. Kozlowski’s key role in driving our 2017 organizational redesign and product roadmap, which were essential to our 2017 performance, and her delivery of performance in line with our financial plan. In March 2018, the Committee determined that Ms. Kozlowski’s target bonus should remain at 75% of base salary.

• Long-Term Incentive: In March 2017, Ms. Kozlowski received an aggregate equity award with a value of $750,000, 50% in stock options and 50% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. The stock options vest 1/16 on June 15, 2017, with the remainder vesting in 45 equal monthly installments, provided she remains in service with us on each vesting date. The RSUs vest quarterly over a four-year period, provided she remains in service with us on each vesting date.

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General Counsel and Secretary

Jill Simeone

2017 Overview:

On January 30, 2017, Ms. Simeone was appointed as our General Counsel and Secretary. Ms. Simeone has deep experience in M&A, international strategic advising, compliance, and public company reporting.

Compensation Decisions:

In connection with Ms. Simeone’s appointment, Etsy and Ms. Simeone entered into an offer letter that provided for the following compensation and benefits:

• Base Salary: $325,000

• Sign-on: A cash signing bonus in the amount of $25,000, subject to pro-rata repayment if she resigns her employment for any reason before her one-year anniversary with Etsy.

• Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 50% of base salary, based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives. The actual 2017 performance bonus paid was $200,000, reflecting 134% of target bonus. To determine Ms. Simeone’s individual performance percentage, the Committee considered Ms. Simeone’s overall leadership of our organization, particularly in leading the company through the management and strategic transitions of 2017. The Committee also noted her strong performance as a trusted strategic advisor to the executive team and the Board and her role in strengthening the policy, advocacy and legal teams through enhanced processes and attracting and retaining key talent. In March 2018, the Committee determined to increase Ms. Simeone’s target bonus to 60% of base salary.

•  Long-Term Incentive:

•  In February 2017, we granted Ms. Simeone an equity award with a value of $750,000, 50% in stock options and 50% in RSUs. The purpose of this award was primarily to induce Ms. Simeone to join Etsy and align her interests with those of our stockholders. The options vest 25% on the first anniversary of the grant date and then in equal monthly installments over the following 36 months, provided she remains in service with us on each vesting date. The RSUs vested 25% on January 1, 2018, and will continue to vest in 12 equal quarterly installments, provided she remains in service with us on each vesting date.

•  In addition, in July 2017, the Committee granted Ms. Simeone an equity award with a value of $500,000, 50% in stock options and 50% in RSUs. This award was granted to supplement her new hire equity award to better align with her peers and to retain her. The options vest 25% on the first anniversary of the grant date and then in equal monthly installments over the following 36 months, provided she remains in service with us on each vesting date. The RSUs vest 25% on July 1, 2018, and thereafter will continue to vest in 12 equal quarterly installments, provided she remains in service with us on each vesting date.

Etsy	2018 Proxy Statement	41

Former President and Chief Executive Officer

Chad Dickerson

2017 Overview:

Mr. Dickerson resigned as our President, Chief Executive Officer and Chair of our Board of Directors effective May 3, 2017. On May 2, 2017, we entered into a letter agreement with Mr. Dickerson governing the terms of his departure. The letter agreement provided certain severance benefits to Mr. Dickerson, as described below.

Compensation Decisions:

Below is a summary of Mr. Dickerson’s 2017 compensation and benefits:

•  Base Salary: $375,000, increased from $300,000 in March 2017 by the Committee after considering an assessment of the competitive market data, his job responsibilities and performance.

•  Annual Incentive: None. In March 2017, the Committee determined to maintain the target annual cash bonus opportunity for Mr. Dickerson at 100%. However, Mr. Dickerson was not entitled to receive an annual cash incentive for 2017 due to his resignation prior to the payment date.

•  Long-Term Incentive: In March 2017, the Committee granted Mr. Dickerson an aggregate equity grant with a value of $2,500,000, 75% in stock options and 25% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. All of the stock options and half of the RSUs were forfeited in connection with his departure from Etsy, as described below.

•  Severance:

•  Continuation of his base salary for 12 months from May 31, 2017;

•  A one-time lump sum cash payment of $156,250;

•  Reimbursement of COBRA premiums for up to 12 months from May 31, 2017

•  Accelerated vesting of the stock options granted to him on January 30, 2015 and March 1, 2016;

•  Forfeiture of 100% of his stock options and 50% of his RSU granted to him on March 15, 2017;

•  Accelerated vesting of 50% of the RSU award granted to him on March 15, 2017;

•  An extension of the period for him to exercise his vested stock options until May 31, 2018; and

•  Reimbursement of up to $15,000 for legal fees incurred in connection with the agreement.

In addition, we entered into a mutual release and waiver of claims with Mr. Dickerson. In return for these benefits, Mr. Dickerson also agreed to comply with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

42	2018 Proxy Statement	Etsy

Former Chief Financial Officer

Kristina Salen

2017 Overview:

Ms. Salen resigned as our Chief Financial Officer effective March 31, 2017. In October 2016, when Ms. Salen announced her resignation, Etsy entered into a letter agreement with Ms. Salen addressing the terms of her departure. The letter agreement provided certain retention benefits to Ms. Salen to induce her to remain in her role through March 2017, as described below.

Compensation Decisions:

Below is a summary of Ms. Salen’s 2017 compensation and benefits:

• Base Salary: $340,000

• Annual Incentive: None

• Long-Term Incentive: None

• Retention: In October 2016, Etsy and Ms. Salen entered into a retention agreement that provided for her continued services as our CFO through March 31, 2017, which provided:

• Continuation of base salary at an annualized rate of $340,000 for six months;

• Reimbursement of COBRA premiums for up to six months;

• Payment of her annual cash incentive award for fiscal year 2016, the individual portion of which would be deemed achieved at 100% and the company performance portion payable based on actual performance, which was $323,252;

• A one-time retention bonus payable in the amount of $63,750;

• Accelerated vesting of her outstanding equity awards;

• An extension of the period for her to exercise her vested stock options until December 30, 2017; and

• Reimbursement of up to $15,000 in legal fees in connection with the agreement, which we reimbursed in 2016 in the amount of $13,255.

In return for these benefits, Ms. Salen provided a release and waiver of claims and agreed to comply with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

Former Vice President and Controller, and Interim Chief Financial Officer

Karen Mullane

2017 Overview:

Ms. Mullane was appointed as our Vice President and Controller in January 2014. Ms. Mullane was appointed as our Interim Chief Financial Officer in April 2017 upon Ms. Salen’s departure and served until May 2017, when Ms. Glaser joined. Ms. Mullane did not receive additional compensation for her role as Interim Chief Financial Officer. Ms. Mullane resigned as our Vice

Etsy	2018 Proxy Statement	43

President and Controller effective November 15, 2017. In connection with her departure, Etsy agreed, in view of her contributions to us and her service as our Interim Chief Financial Officer, to provide her with the transition and separation benefits described below. Pursuant to the Committee’s Charter, it is responsible for determining compensation for Senior Vice President roles and above and, as a result, did not determine Ms. Mullane’s compensation.

Compensation Decisions:

Below is a summary of Ms. Mullane’s received 2017 compensation and benefits:

• Base Salary: $260,000

• Annual Incentive: None. Ms. Mullane was not entitled to receive an annual cash incentive for 2017 due to her resignation prior to the payment date.

• Long-Term Incentive: In March 2017, Ms. Mullane received an aggregate equity award with a value of $200,000, 50% in stock options and 50% in RSUs. The RSUs vest quarterly over a four-year period, subject to her continuous employment with us through the applicable vesting date. The stock options vest monthly over a four-year period, subject to her continuous employment with us through the applicable vesting date. The majority of these awards were forfeited in connection with her separation from Etsy.

• Transition & Separation: In connection with Ms. Mullane’s resignation, Etsy and Ms. Mullane entered into a letter agreement that provided for the following benefits:

• Continuation of base salary for three months;

• Reimbursement of COBRA premiums for up to five months;

• A one-time lump sum payment of $96,500 (to be paid in 2018); and

• Acceleration of the vesting of 50% of the stock options and 50% of the shares of the RSUs granted to her on March 1, 2016.

• Reimbursement of up to $1,000 in legal fees incurred in connection with the agreement.

In return for these benefits, Ms. Mullane provided a release and waiver of claims and agreed to comply with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

Other Benefits

Health & Wellness

We provide health benefits to our NEOs on the same basis as these benefits are provided to our other eligible employees, including health, dental, vision, life, and disability insurance benefits.

Limited Perquisites and Other Personal Benefits

We do not typically provide perquisites to our NEOs that are not available to employees generally. From time to time, we may provide such benefits for recruitment or retention purposes.

44	2018 Proxy Statement	Etsy

401(k) Plan

Like other US employees, our NEOs may participate in a 401(k) Plan. Etsy matches 50% of the first 6% of a participating employee’s contributions under the 401(k) Plan.

Post-Employment Compensation Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. In 2017, we had both a Severance Plan and Change-in-Control Severance Plan for our executive officers, including our NEOs. Because these plans were scheduled to expire in early 2018, we replaced them with a single Executive Severance Plan in February 2018 (the “Plan”). The terms of the Plan are largely consistent with the Severance Plan and Change-in-Control Severance Plan and any changes were administrative in nature. For example, key updates included removing the three-year term, adding forum selection provisions, and adding a claims and appeals provision.

Formalizing the arrangements upon a severance and change in control event serves several objectives:

•	It eliminates the need to negotiate post-employment compensation arrangements on a case-by-case basis;

•	It helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure; and

•	It supports administrative efficiency because they require less time and expense to administer than individual arrangements.

In addition, we believe that the Plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involves a change in control of the Company, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

The Plan is designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. These post-employment compensation terms are discussed in “Post-Employment Compensation Arrangements” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

We maintain a formal equity awards grant policy that provides as follows:

•	Our Board of Directors or the Committee must approve all equity awards.

Etsy	2018 Proxy Statement	45

•	Equity awards are granted on pre-established dates as follows:

•	For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs.
•	Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year.

•	The exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant. This fair market value is to be determined in accordance with generally accepted accounting principles.

•	The number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on NASDAQ (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan Based Awards Table may be lower or higher than the equity compensation value approved by the Committee.

Policy Prohibiting Hedging and Pledging

Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board of Directors are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.

Similarly, under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board of Directors are prohibited from pledging our equity securities or using such securities as collateral for a loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to certain executive officers.

Companies that recently completed an initial offering of their equity securities to the public, generally are permitted a transition period before the deduction limit of Section 162(m) becomes applicable to compensation paid in accordance with plans and arrangements that were in effect at the time of their initial public offering, subject to certain exceptions. This transition period may extend until our 2019 Annual Meeting of Stockholders, unless it is terminated earlier under the Section 162(m) post-initial public offering rules or under the amendments to Section 162(m) that were part of the Tax Cuts and Jobs Act of 2017 effective for taxable years beginning after December 31, 2017.

Taxation of Non-Qualified Deferred Compensation

Generally, Section 409A of the Code sets limits on the deferral and payment of certain benefits. The Committee takes into account whether elements of the compensation for our executive officers will

46	2018 Proxy Statement	Etsy

be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Accounting Considerations

As part of its deliberations, the Committee takes into consideration the accounting treatment of the various elements of our executive compensation program. For example, we record base salaries and performance-based compensation in the amounts paid or to be paid to our executive officers in our financial statements.

In addition, we follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board of Directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Etsy	2018 Proxy Statement	47

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s 2018 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Etsy’s 2018 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted by:

Jonathan D. Klein (Chair)

Gary S. Briggs

Edith W. Cooper

Melissa Reiff

Fred Wilson

48	2018 Proxy Statement	Etsy

Compensation and Risk Management

Our Compensation Committee, Compensia (the Committee’s independent compensation consultant), and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. Compensia, with input from management, has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the company. In particular, we considered compensation program attributes that help to mitigate risk, including, for example:

•	the mix of cash and equity compensation;

•	a balanced short-term incentive plan design with multiple performance measures that emphasize top and bottom-line performance;

•	our formal policies for equity administration;

•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Etsy securities as collateral; and

•	the oversight of an independent Compensation Committee.

The Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

Etsy	2018 Proxy Statement	49

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs as of December 31, 2017 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total ($)

Josh Silverman	2017	247,159	–	2,655,000	17,879,257	400,000	9,044	21,190,460
President & CEO

Rachel Glaser	2017	234,375	250,000	1,192,576	1,050,701	213,000	102,540	3,043,192
Chief Financial Officer

Mike Fisher	2017	136,648	200,000	1,609,875	1,612,500	82,000	–	3,641,023
Chief Technology Officer

Linda Kozlowski	2017	341,667	–	327,043	375,297	324,000	8,100	1,376,107

Chief Operating Officer	2016	187,500	75,000	676,838	625,442	123,484	55,592	1,743,856

Jill Simeone	2017	300,174	25,000	637,597	624,700	200,000	4,875	1,792,346
General Counsel

Chad Dickerson(6)	2017	196,552	–	848,516	2,719,208	–	411,289	4,175,565

Former Chair, President & CEO	2016	300,000	–	–	1,108,170	396,000	–	1,804,170
	2015	300,000	–	–	2,173,949	225,000	–	2,698,949

Karen Mullane(6)	2017	235,342	–	106,962	100,080	–	42,189	484,573
Former VP, Controller

Kristina Salen(6)	2017	102,506	63,750	478,963	423,575	–	189,362	1,258,156

Former Chief Financial Officer	2016	336,667	–	396,473	344,449	323,252	13,255	1,414,096
	2015	318,333	–	0	1,050,742	191,382	–	1,560,457

(1) For fiscal year 2017, the amounts in this column represent (a) signing bonuses for Rachel Glaser, Mike Fisher, and Jill Simeone in connection with joining Etsy; and (b) a retention bonus for Kristina Salen.

(2) The amounts in this column represent the aggregate grant date fair value of RSUs and the incremental fair value related to the accelerated vesting of certain RSUs, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 11—Stock-Based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that accompanies this proxy statement. For fiscal year 2017, the amounts in this column represent (a) aggregate grant date fair value of RSUs for each of Josh Silverman, Rachel Glaser, Mike Fisher, Linda Kozlowski, and Jill Simeone; (b) aggregate grant date fair value of RSUs equal to $545,075 and incremental fair value related to the accelerated vesting of certain RSUs pursuant to Chad Dickerson’s separation agreement equal to $303,441; (c) aggregate grant date fair value of RSUs equal to $87,211 and incremental fair value related to the accelerated vesting of certain RSUs pursuant

50	2018 Proxy Statement	Etsy

to Karen Mullane’s transition and separation agreement equal to $19,751; and (d) incremental fair value related to the accelerated vesting of certain RSUs pursuant to Kristina Salen’s retention agreement.

(3) The amounts in this column represent the aggregate grant date fair value of stock option awards and the incremental fair value related to the accelerated vesting and extended exercise period of certain option awards, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 11—Stock-Based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that accompanies this proxy statement. For fiscal year 2017, the amounts in this column represent (a) aggregate grant date fair value of stock option awards for each of Josh Silverman, Rachel Glaser, Mike Fisher, Linda Kozlowski, and Jill Simeone; (b) aggregate grant date fair value of stock option awards equal to $1,876,489 and incremental fair value related to the accelerated vesting and extended exercise period of certain stock options pursuant to Chad Dickerson’s separation agreement equal to $842,719; (c) aggregate grant date fair value of stock option awards equal to $100,077 and incremental fair value related to the accelerated vesting of certain stock options pursuant to Karen Mullane’s transition and separation agreement equal to $3; and (d) incremental fair value related to the accelerated vesting and extended exercise period of certain stock options pursuant to Kristina Salen’s retention agreement.

(4) The amounts in this column represent bonuses paid under our annual cash incentive program.

(5) For fiscal year 2017, the amounts in this column represent (a) for Josh Silverman, 401(k) match of $1,406, and reimbursement of legal fees of $7,638; (b) for Rachel Glaser, 401(k) match of $2,344, $53,000 for relocation expenses, $5,895 in travel allowance, and $41,301 in relocation and travel allowance gross-up; (c) for Jill Simeone, 401(k) match; (d) for Linda Kozlowski, 401(k) match; (e) for Chad Dickerson, 401(k) match of $8,150, reimbursement of legal fees of $15,000, cash severance of $218,750 and a one-time lump sum payment of $156,250, and $13,139 of COBRA premiums; (f) for Karen Mullane, 401(k) match of $8,100, reimbursement of legal fees of $1,000, cash severance of $32,500, and $577 of COBRA premiums, and (g) for Kristina Salen, 401(k) match of $8,100, cash payment of $170,000, and $11,262 of COBRA premiums.

(6)  Kristina Salen’s employment ended March 31, 2017, Chad Dickerson’s employment ended May 31, 2017, and Karen Mullane’s employment ended November 15, 2017.

    For additional information regarding the severance arrangements for our NEOs please refer to “Potential Payments upon Termination or Change in Control.”

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Grants of Plan-Based Awards The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Named Executive Officer	Grant Date	Approval Date	Threshold ($)	Target ($)(1)	Maximum ($)	Restricted Stock Units		Option Awards		Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Josh Silverman	–	–	–	249,657	–	–		–		–	–
	5/4/2017	5/2/2017	–	–	–	–		3,869,969	(3)	10.62	17,879,257
	5/4/2017	5/2/2017	–	–	–	250,000	(4)	–		–	2,655,000

Rachel Glaser	–	–	–	177,226	–	–		–		–	–
	6/1/2017	5/4/2017	–	–	–	–		171,124	(3)	13.55	1,050,701
	6/1/2017	5/4/2017	–	–	–	88,013	(5)	–		–	1,192,576

Mike Fisher	–	–	–	68,562	–	–		–		–	–
	8/1/2017	7/31/2017	–	–	–	–		250,000	(3)	14.31	1,612,500
	8/1/2017	7/31/2017	–	–	–	112,500	(5)	–		–	1,609,875

Linda Kozlowski	–	–	–	256,438	–	–		–		–	–
	3/15/2017	3/15/2017	–	–	–	–		82,847	(6)	10.23	375,297
	3/15/2017	3/15/2017	–	–	–	31,969	(7)	–		–	327,043

Jill Simeone	–	–	–	149,589	–	–		–		–	–
	2/1/2017	1/31/2017	–	–	–	–		67,890	(3)	12.46	374,753
	2/1/2017	1/31/2017	–	–	–	30,000	(8)	–		–	373,800
	7/3/2017	6/29/2017	–	–	–			37,250	(3)	14.72	249,948
	7/3/2017	6/29/2017	–	–	–	17,921	(5)	–		–	263,797

Chad Dickerson	–	–	–	362,877	–	–		–		–	–
	3/15/2017	3/15/2017	–	–	–	–		414,236	(9)	10.23	1,876,489
	–	–	–	–	–	–		–		–	842,719	(10)
	3/15/2017	3/15/2017	–	–	–	53,282	(11)	–		–	545,075
	–	–	–	–	–	–		–		–	303,441	(12)

Karen Mullane	–	–	–	77,515	–	–		–		–	–
	3/15/2017	3/15/2017	–	–	–	–		22,092	(9)	10.23	100,077
	–	–	–	–	–	–		–		–	3	(13)
	3/15/2017	3/15/2017	–	–	–	8,525	(9)	–		–	87,211
	–	–	–	–	–	–		–		–	19,751	(14)

Kristina Salen	–	–	–	–	–	–		–		–	423,575	(15)
	–	–	–	–	–	–		–		–	478,963	(16)

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(1)  This target bonus amount, representing a percentage of the executive’s annual base salary, takes into account any change to the executive’s annual base salary rate during the year. The Company’s non-equity incentive plan does not provide thresholds or maximums. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” Chad Dickerson, Karen Mullane, and Kristina Salen did not receive any incentive plan payouts in light of their mid-year departure from the company.

(2)  The amounts shown in this column represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year and the incremental fair value related to the accelerated vesting of certain RSUs, and the incremental fair value related to the accelerated vesting and extended exercise period of certain option awards. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 11, Stock- Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that accompanies this proxy statement.

(3)  This stock option vests 25% on the one-year anniversary of the grant date, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(4)  These RSUs vest 100% on the one-year anniversary of the grant date, subject to continued service on vesting date.

(5)  These RSUs vest 25% on July 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(6)  This stock option vested 6.25% on June 15, 2017, with the remainder vesting in 45 equal monthly installments, subject to continued service on each vesting date.

(7)  These RSUs vest in 16 equal quarterly installments, beginning on July 1, 2017, subject to continued service on each vesting date.

(8)  These RSUs vested 25% on January 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(9)  The unvested portion of this equity award was forfeited by Chad Dickerson and Karen Mullane in connection with their departure from Etsy in 2017.

(10) This amount represents the incremental fair value related to the accelerated vesting and extended exercise period of certain stock options pursuant to Chad Dickerson’s separation agreement.

(11) Pursuant to Mr. Dickerson’s separation agreement, 50% of these RSUs vested as of May 31, 2017.

(12) This amount represents the incremental fair value related to the accelerated vesting of certain RSUs pursuant to Chad Dickerson’s separation agreement.

(13) This amount represents the incremental fair value related to the accelerated vesting of certain stock options pursuant to Karen Mullane’s transition and separation agreement.

(14) This amount represents the incremental fair value related to the accelerated vesting of certain RSUs pursuant to Karen Mullane’s transition and separation agreement.

(15) This amount represents the incremental fair value related to the accelerated vesting and extended exercise period of certain stock options pursuant to Kristina Salen’s retention agreement.

(16) This amount represents the incremental fair value related to the accelerated vesting of certain RSUs pursuant to Kristina Salen’s retention agreement.

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Outstanding Equity Awards at Fiscal Year-End The following table sets forth information regarding unexercised stock options and RSUs held by our NEOs as of December 31, 2017.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2017 (#)		Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2017 (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)

Josh Silverman	–		3,869,969	(1)	10.62	5/03/2027	–		–

	–		–		–	–	250,000	(2)	$5,112,500	(3)

Rachel Glaser	–		171,124	(4)	13.55	5/31/2027	–		–

	–		–		–	–	88,013	(5)	$1,799,866	(3)

Mike Fisher	–		250,000	(6)	14.31	7/31/2027	–		–

	–		–		–	–	112,500	(5)	$2,300,625	(3)

Linda Kozlowski	55,578		92,631	(7)	9.40	5/31/2026	–		–

	15,533		67,314	(8)	10.23	3/14/2027	–		–

	–		–		–	–	49,503	(9)	$1,012,336	(3)

	–		–		–	–	27,973	(10)	$572,048	(3)

Jill Simeone	–		67,890	(11)	12.46	1/31/2027	–		–

	–		37,250	(12)	14.72	7/3/2027	–		–

	–		–		–	–	30,000	(13)	613,500	(3)

	–		–		–	–	17,921	(5)	366,484	(3)

Chad Dickerson	300,000	(14)	–		17.00	5/31/2018	–		–

Karen Mullane	95,833	(15)	–		8.26	2/15/2018	–		–

	27,500	(15)	–		17.00	2/15/2018	–		–

	20,980	(16)	–		8.36	2/15/2018	–		–

	3,681	(15)	–		10.23	2/15/2018	–		–

Kristina Salen	–		–		–	–	–		–

(1)  This stock option will vest 25% on May 4, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(2)  These RSUs vest 100% on May 3, 2018, subject to continued service on the vesting date.

(3)  This amount represents the market value of unvested RSUs, based on the closing stock price on December 29, 2017 (the last trading day of the fiscal year) which was $20.45.

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(4)  This stock option will vest 25% on June 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(5)  These RSUs vest 25% on July 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(6)  This stock option will vest 25% on August 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(7)  This stock option vested 25% on June 1, 2017, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(8)  This stock option vested 6.25% on June 15, 2017, with the remainder vesting in 45 equal monthly installments, subject to continued service on each vesting date.

(9)  These RSUs vested 25% on July 1, 2017, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(10) These RSUs vest in 16 equal quarterly installments, beginning on July 1, 2017, subject to continued service on each vesting date.

(11) This stock option will vest 25% on February 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(12) This stock option will vest 25% on July 3, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(13) These RSUs vest 25% on January 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(14) Pursuant to Chad Dickerson’s separation agreement, this award fully vested on May 31, 2017.

(15) Represents the fully vested portion of stock options held by Karen Mullane on November 15, 2017, her last day of employment. Any unvested shares were forfeited.

(16) Represents the fully vested portion of the stock option held by Karen Mullane on November 15, 2017, her last date of employment. Pursuant to Karen Mullane’s transition and separation agreement, 50% of this option award fully vested on November 15, 2017. Any unvested shares were forfeited.

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Option Exercises and Stock Vested

The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2017:

	OPTION AWARDS		STOCK AWARDS

Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise $(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting $(2)

Josh Silverman	–	–	–	–

Rachel Glaser	–	–	–	–

Mike Fisher	–	–	–	–

Linda Kozlowski	–	–	26,497	409,671

Jill Simeone	–	–	–	–

Chad Dickerson	2,304,759	24,689,521	26,641	357,256

Karen Mullane	–	–	9,068	133,325

Kristina Salen	759,173	4,180,036	41,497	444,522

(1) Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.

(2)  Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change of Control

We maintain certain plans and arrangements that provide for payments to our NEOs upon termination of employment, including after a change in control as described below. In 2017, we had both a Severance Plan and Change-in-Control Severance Plan for our executive officers, including our NEOs. Because these plans were scheduled to expire in early 2018, we replaced them with a single Executive Severance Plan in February 2018.

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Executive Severance Plan

Under our severance plan, if we terminate a NEO’s employment without cause or if a NEO terminates employment for good reason other than in connection with a change in control, then he or she will be entitled to receive continued salary payments for a certain number of months, as specified in their employment agreement or participation notice. Each NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the severance period or until healthcare continuation coverage ends or the named executive officer becomes eligible for equivalent coverage, whichever is less. As a condition to receiving the payments and benefits, the NEO must agree to a standard release of claims.

Under the plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason. For Josh Silverman, pursuant to his offer letter, 25% of his stock options will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities or ability to perform his duties.

Under the plan, if we terminate a NEO’s employment without cause or if a named executive officer terminates employment for good reason in the three month period before or 12 month period after a change in control, then, they will be entitled to receive continued salary payments for 18 months, in the case of our CEO, and 12 months, in the case of our other NEOs. A NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the lesser of the number of months in the severance period or until healthcare continuation coverage ends or the executive becomes eligible for substantially equivalent coverage. Finally, each NEO will be entitled to full vesting of any outstanding equity awards. As a condition to receiving the payments and benefits, the NEO must agree to a standard release of claims as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2017. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Because Chad Dickerson, Karen Mullane, and Kristina Salen have left Etsy, their actual arrangements upon termination of employment are described in the table.

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Named Executive Officer	Termination Scenario	Cash Severance ($)(1)		Health & Welfare Benefits ($)		Restricted Stock Unit Awards ($)(2)	Option Awards ($)(3)		Total ($)

Josh Silverman	Termination Without Cause/ Resignation for Good Reason	375,000	(6)	22,537	(9)	–	9,555,824	(12)	9,953,361

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	562,500	(7)	33,805	(10)	5,112,500	38,041,795		43,750,600

	Change in Control(5)	–		–		–	9,510,449		9,510,449

Rachel Glaser	Termination Without Cause/ Resignation for Good Reason	375,000	(6)	22,537	(9)	–	–		397,537

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	375,000	(6)	22,537	(9)	1,799,866	1,180,756		3,378,159

Mike Fisher	Termination Without Cause/ Resignation for Good Reason	162,500	(8)	22,040	(9)	–	–		184,540

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	325,000	(6)	22,040	(9)	2,300,625	1,535,000		4,182,665

Linda Kozlowski	Termination Without Cause/ Resignation for Good Reason	175,000	(8)	3,542	(11)	–	–		178,542

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	350,000	(6)	7,084	(9)	1,584,384	1,711,522		3,652,990

Jill Simeone	Termination Without Cause/ Resignation for Good Reason	162,500	(8)	11,268	(11)	–	–		173,768

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	325,000	(6)	22,537	(9)	979,984	755,884		2,083,405

Chad Dickerson	Actual arrangement pursuant to separation agreement(13)	531,250		22,537		303,441	842,719		1,699,947

Karen Mullane	Actual arrangement pursuant to transition and separation agreement(14)	161,500		2,889		19,751	3		184,143

Kristina Salen	Actual arrangement pursuant to retention agreement(15)	493,252		11,268		478,963	423,575		1,407,058

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(1)  Each NEO’s base salary in effect on December 31, 2017 was used for purposes of valuing the severance payments, other than with respect to Chad Dickerson, Karen Mullane, and Kristina Salen, as discussed in footnotes below.

(2)  The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 29, 2017 (the last trading day of the fiscal year), which was $20.45, multiplied by the number of unvested RSUs.

(3)  The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 29, 2017 (the last trading day of the fiscal year), which was $20.45, and the exercise price per option multiplied by the number of unvested options.

(4)  Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control.

(5)  Pursuant to Josh Silverman’s offer letter, 25% of his stock options will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities, or ability to perform his duties.

(6)  Amount reflects cash severance of 12 months’ salary based on the executive officer’s base salary as of December 31, 2017.

(7)  Amount reflects cash severance of 18 months’ salary based on the executive officer’s base salary as of December 31, 2017.

(8)  Amount reflects cash severance of 6 months’ salary based on the executive officer’s base salary as of December 31, 2017.

(9)  Amount reflects the estimated cost of COBRA continuation coverage for 12 months.

(10) Amount reflects the estimated cost of COBRA continuation coverage for 18 months.

(11) Amount reflects the estimated cost of COBRA continuation coverage for 6 months.

(12) Pursuant to Josh Silverman’s offer letter, upon a termination without cause or a resignation for good reason, 25% of his options will accelerate and vested options will remain exercisable for 6 months. The value of the accelerated vesting of unvested stock options was computed in accordance with footnote 3 above and the value of the extended exercise period of vested options was computed in accordance with FASB ASC Topic 718.

(13) Pursuant to Chad Dickerson’s separation agreement, the amounts in this row reflect (1) cash severance of $531,250, reflecting a continuation of his base salary of $375,000 for twelve months and an additional one-time lump sum payment of $156,250; (2) estimated cost of reimbursement of COBRA premiums for twelve months; and (3) the incremental fair value from the accelerated vesting of certain RSUs and stock options and the extended exercise period of certain stock options. In addition to the amounts reflected in the table above, Mr. Dickerson also received a legal fee reimbursement in the amount of $15,000.

(14) Pursuant to Karen Mullane’s transition and separation agreement, the amounts in this row reflect (1) cash severance of $161,500, reflecting a continuation of her base salary for three months and an additional one-time payment of $96,500; (2) estimated cost of reimbursement of COBRA premiums for five months; and (3) the incremental fair value from the accelerated vesting of certain RSUs and stock options. In addition to the amounts reflected in the table above, Ms. Mullane also received a legal fee reimbursement in the amount of $1,000.

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(15) Pursuant to Kristina Salen’s retention agreement, the amounts in this row reflect (1) cash severance of $493,252, reflecting a continuation of her base salary of $340,000 for six months and payment of her annual cash incentive bonus for 2016 in the amount of $323,252; (2) estimated cost of reimbursement of COBRA premiums for six months; and (3) the incremental fair value from the accelerated vesting of certain RSUs and stock options and the extended exercise period of certain stock options. In addition to the amounts reflected in the table above, Ms. Salen also received a legal fee reimbursement in 2016 in the amount of $13,255.

Pay Ratio Disclosure

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2017.

•	To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2017 base compensation and the value of equity awards granted in 2017.

•	We calculated the value of 2017 equity awards as follows;

•	stock option awards were calculated in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and

•	restricted stock units awards were calculated based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Granting Policy.

•	We annualized the base compensation of employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2017.

Using this approach, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2017 in accordance with the requirements of the Summary Compensation Table.

For 2017, the median of the annual total compensation of our employees (other than Mr. Silverman) was $121,150 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $21,190,460. For purposes of the Pay Ratio, we are required to annualize Mr. Silverman’s base salary which resulted in total compensation of $21,318,301. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was 176:1.

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As described in our Compensation Discussion and Analysis under “Individual NEO Decisions - President and Chief Executive Officer,” Mr. Silverman’s 2017 compensation included an equity award of stock options and restricted stock units that was purposefully “front-loaded” to induce him to join Etsy and to provide him with a meaningful equity stake in the company that would align his interests with those of our stockholders. As a result, Mr. Silverman’s offer letter states that he is not eligible to receive additional equity grants for four years (i.e., May 2021). Consequently, we expect Mr. Silverman’s annual total compensation for the next three years will be lower than his annual total compensation for 2017 as reported in our 2017 Summary Compensation Table and the CEO Pay Ratio will be lower in those years. If we adjust for the four-year period that Mr. Silverman’s sign-on equity awards were intended to cover and instead included 25% of the total value of his sign on equity awards, Mr. Silverman’s 2017 annual total compensation (assuming a full year of base salary) would have been $5,917,608. Using this amount, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees would be 49:1.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,022,186	$10.48	17,155,379

Equity compensation plans not approved by security holders	–	–	–

Total	11,022,186		17,155,379

(1)  Amounts include outstanding awards under our 2006 Stock Plan and 2015 Equity Incentive Plan. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.

(2)  The weighted-average exercise price excludes RSU awards, which have no exercise price.

(3)  Amounts reflect the shares available for future issuance under our 2015 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2017, 14,355,379 shares remained available for issuance under the 2015 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.

The 2015 Equity Incentive Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 2, 2018, the Board determined to increase the number of shares available for issuance by 6,088,461 shares (or approximately 5% of our outstanding shares of common stock as of December 31, 2017) pursuant to this provision. This increase is not reflected in the table above.

Similarly, the 2015 Employee Stock Purchase Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. Consistent with its approach in prior years, for 2017, the Board determined not to increase the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan.

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Proposal No. 3

Advisory Vote on Executive Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly referred to as the “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2018 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The Say-on-Pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.

Etsy	2018 Proxy Statement	63

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.

In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.

We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members employment, and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.

Related Person Transactions

In May 2017, we entered into an engineering services consulting agreement (the “May Consulting Agreement”) with AKF Partners, a company in which Mike Fisher served a partner and consultant. At the time, Mr. Fisher was not a related person. Prior to Mr. Fisher’s appointment as Etsy’s CTO on July 31, 2017, we canceled the May Consulting Agreement and Mr. Fisher stepped down from the day-to-day operations of AKF Partners. On August 1, 2017, we entered into a new arm’s-length consulting agreement between Etsy and AKF Partners, which was approved by the Audit Committee in accordance with our related person transaction policy (the “August Consulting

64	2018 Proxy Statement	Etsy

Agreement”). AKF Partners provided us with consulting services under the August Consulting Agreement through the end of 2017. The August Consulting Agreement was formally terminated in January 2018. Since January 1, 2017, we paid approximately $642,174 for consulting services provided by AKF Partners, of which $300,474 was for services provided under the May Consulting agreement and $341,700 was for services provided under the August Consulting Agreement.

Other than the transactions described above, there were no transactions since January 1, 2017 or currently proposed transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

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Security Ownership of Certain Beneficial Owners, Directors, and Management

The following table presents information as to the beneficial ownership of our common stock as of April 12, 2018, for:

•  each director and director nominee;

•  each named executive officer;

•  all current executive officers, directors, and director nominees, as a group; and

•  each stockholder known by us to beneficially own more than 5% of our outstanding common stock.

Percentage ownership of our common stock is based on approximately 119,908,305 shares of our common stock outstanding as of April 12, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 12, 2018, and (2) shares issuable upon the vesting of RSUs within 60 days of April 12, 2018. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

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Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned (%)

Named Executive Officers, Directors & Director Nominees:

Gary S. Briggs	–	*

M. Michele Burns(1)	194,865	*

Edith W. Cooper	–	*

Chad Dickerson(2)	538,127	*

Mike Fisher	–	*

Rachel Glaser(3)	42,781	*

Jonathan D. Klein(4)	190,938	*

Linda Kozlowski(5)	121,341	*

Karen Mullane	40,875	*

Melissa Reiff(6)	79,804	*

Kristina Salen	–	*

Josh Silverman(7)	1,281,492	1.1

Jill Simeone(8)	27,873	*

Margaret M. Smyth(9)	56,207	*

Fred Wilson(10)	855,583	*

All current executive officers, directors and director nominees, as a group (15 persons)(11)	3,429,886	2.8

5% Stockholders:

T. Rowe Price Associates, Inc.(12)	9,197,166	7.9

BlackRock, Inc.(13)	9,531,725	7.8

The Vanguard Group(14)	7,201,495	6.2

* Represents less than 1% of our outstanding common stock

(1)  Consists of (i) 9,965 shares; (ii) 181,378 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (ii) 3,522 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

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(2)  Consists of 538,127 shares, all of which were pledged (following his employment with Etsy) pursuant to a prepaid variable forward sale contract with an unaffiliated third party and for which Mr. Dickerson retains voting rights.

(3)  Consists of 42,781 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days April 12, 2018.

(4)  Consists of (i) 57,587 shares (ii) 85,960 shares held jointly with a spouse; (iii) 43,869 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (iv) 3,522 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(5)  Consists of (i) 23,074 shares; (ii) 98,267 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018.

(6)  Consists of (i) 4,982 shares; (ii) 71,300 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (iii) 3,522 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(7)  Consists of (i) 64,000 shares held in a GRAT for which Mr. Silverman is a trustee and annuity beneficiary; (ii) 967,492 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018, and (iii) 250,000 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(8)  Consists of (i) 5,244 shares and (ii) 22,629 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018.

(9)  Consists of (i) 6,644 shares; (ii) 37,989 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (iii) 11,574 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(10) Consists of (i) 822,062 shares; (ii) 27,832 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (iii) 5,689 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(11) Consists of (i) 1,658,520 shares; and (ii) 1,493,537 shares that are issuable to our directors and executive officers upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2018; and (iii) 277,829 shares issuable upon the vesting of RSUs within 60 days of April 12, 2018.

(12) T. Rowe Price Associates, Inc. (“T. Rowe”) reported on its Schedule 13G/A filed on February 14, 2018 that it has sole voting power over 1,534,937 shares and sole investment power over 7,264,552 shares. The address for T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(13) BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G/A filed on January 29, 2018 that it has sole voting power over 7,190,774 shares and sole investment power over 7,401,561 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(14) The Vanguard Group (“Vanguard”) reported on its Schedule 13G/A filed on February 9, 2018, that it has sole voting power over 2,228,486 shares, shared voting power over 5,688 shares, sole investment power over 9,303,263 shares and shared investment power over 228,462 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2017 all Section 16 reports that were required to be filed were filed on a timely basis.

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Additional Information

Stockholder Proposals

Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2019 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 21, 2018, and otherwise comply with the SEC’s requirements for stockholder proposals.

Stockholders who would like to bring a proposal before our 2019 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 9, 2019 nor earlier than February 7, 2019 (assuming the meeting is held not more than 20 days before or more than 60 days after June 7, 2019). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws. Our Bylaws may be found on our website at investors.etsy.com under “Leadership & Governance-Governance Documents.”

Information Requests

Our Annual Report on Form 10-K for 2017 is available free of charge on our investor website at http://investors.etsy.com. You may also request a free copy of our Annual Report by sending an email to ir@etsy.com or by calling (347) 382-7582. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at: info@saratogaproxy.com, (212) 257-1311 or Saratoga Proxy Consulting, LLC, 520 8th Avenue, 14th Floor, New York, NY 10018.

Other Business

We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

70	2018 Proxy Statement	Etsy

Non-GAAP Financial Measures

Adjusted EBITDA

In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: depreciation and amortization; stock-based compensation expense; provision (benefit) for income taxes; foreign exchange (gain) loss; asset impairment charges; acquisition-related expenses; restructuring and other exit costs related to the Actions and interest and other non-operating expense, net. Below is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

The following table reflects the reconciliation of net income (loss) to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,

	2017	2016

	(in thousands)

Net income (loss)	$81,800	$(29,901)

Excluding:

Interest and other non-operating expense, net(1)	8,736	5,502

(Benefit) provision for income taxes	(49,535)	27,025

Depreciation and amortization(1)	27,197	22,525

Stock-based compensation expense(2)	19,953	13,168

Stock-based compensation expense—acquisitions	3,904	2,733

Foreign exchange (gain) loss	(29,105)	14,951

Asset impairment charges	3,162	551

Restructuring and other exit costs(3)	13,897	–

Acquisition-related expenses	–	570

Adjusted EBITDA	$80,009	$57,124

Etsy	2018 Proxy Statement	71

(1)  Included in interest and depreciation expense amounts above are interest and depreciation expense related to our new headquarters under build-to-suit accounting requirements, which commenced in May 2016. For the years ended December 31, 2017 and 2016 those amounts are as follows:

	Year Ended December 31,

	2017	2016

	(in thousands)

Interest expense	$9,000	$5,337

Depreciation	3,276	2,186

(2)  $2.7 million of restructuring-related stock-based compensation expense has been excluded from the year ended December 31, 2017 and is included in the restructuring and other exit costs line. See footnote (3) below. Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Year Ended December 31,

	2017	2016

	(in thousands)

Cost of revenue	$1,739	$1,057

Marketing	1,933	971

Product development	8,274	5,079

General and administrative	14,613	8,794

Total stock-based compensation expense	$26,559	$15,901

(3) Total restructuring and other exit costs included in the Consolidated Statements of Operations are as follows:

	Year Ended December 31,

	2017	2016

	(in thousands)

Cost of revenue	$738	$–

Marketing	2,950	–

Product development	3,232	–

General and administrative	6,977	–

Total restructuring and other exit costs	$13,897	$–

72	2018 Proxy Statement	Etsy

ETSY, INC. 117 ADAMS STREET BROOKLYN, NY 11201 ATTENTION: GENERAL COUNSEL & SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 6, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to ETSY.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 6, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45688-P03328                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.
The Board of Directors recommends you vote FOR each of the following Class III nominees:

1.	Election of Directors to serve until our 2021 Annual Meeting of Stockholders

	Class III Nominees:	For	Withhold

	1a. Gary S. Briggs	☐	☐

	1b. Edith W. Cooper	☐	☐

	1c. Melissa Reiff	☐	☐

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.			☐	☐	☐

3.	Advisory vote to approve executive compensation.			☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2018

9:00 a.m. Eastern Time

To be held virtually at:

ETSY.onlineshareholdermeeting.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on June 7, 2018: The Notice of Annual Meeting and Proxy Statement and Annual Report

are available at www.proxyvote.com.

E45689-P03328

ETSY, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on June 7, 2018 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Rachel Glaser and Jill Simeone individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Etsy, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 7, 2018, at ETSY.onlineshareholdermeeting.com, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is given, this proxy will be voted FOR the election of each of the director nominees, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP) and FOR the approval, on an advisory basis, of executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.